Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Doug Macrae (“Macrae,” “You” or “Your”), on the one hand, and Gemstar-TV Guide International, Inc., (the “Company”) on the other hand.

RECITALS:

A. The parties acknowledge and agree that Macrae’s employment will terminate on March 11, 2005 (the “Termination Date”), pursuant to his resignation/termination, after which date he shall perform no further duties, functions or services on behalf of the Company.

B. Macrae and the Company want to settle fully and finally all potential disputes or differences between them, including, but not limited to, all potential disputes or differences which arise out of or relate to Macrae’s employment or separation of employment with the Company.

NOW, THEREFORE, Macrae and the Company understand and agree as follows:

1. Payment By the Company.

The Company agrees that, within ten (10) business days of the Effective Date of the Agreement as defined in paragraph 3 below, it will deliver a check payable to Macrae in the amount of One Million One Hundred Twenty Four Thousand Seven Hundred Dollars ($1,124,700.00), less all appropriate withholdings and deductions (this amount shall be referred to herein as the “Payment”). Macrae acknowledges that upon execution of this Agreement, the Payment described herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Macrae (including, but not limited to, all forms of payments and/or compensation described in paragraph 2 below) as a result of his employment with the Company and/or the termination of that employment and that in the absence of this Agreement, Macrae would not be entitled to the Payment as specified in this paragraph 1 and the other consideration provided under this Agreement.

2. No Other Payments or Monies Owed.

You acknowledge, understand and agree that You have been or will be compensated by the Company in full for all wages and other pay earned and accrued by You through the Termination Date and that, except for the Payment described in paragraph 1 above, no other wages, bonuses, vacation pay, or other payments or compensation of any kind whatsoever are owed to You or will be paid to You by the Company. You further acknowledge, understand and agree that except for the Payment described in paragraph 1 above, You are not eligible to receive and will not receive any other separation or severance pay from the Company in connection with Your employment, the termination of Your employment or Your executing this Agreement.

3. Effective Date of Agreement.

This Agreement shall become effective only upon: (i) receipt by the Company of an executed copy of this Agreement; and (ii) the expiration of the revocation period described in subparagraph (b) of paragraph 10 below.

4. Company Benefits.

Except as set forth below and as mandated by applicable law, all Company-sponsored employee benefits provided to You shall cease as of the close of business on the Termination Date.

a. Health Benefits: Your eligibility to participate in the Company’s group medical, dental and vision plans shall cease as of the last day of the calendar month during which the Termination Date occurred. Thereafter, You will be eligible to continue participation in the Company’s group health plans, at Your sole expense, in accordance with and subject to the conditions and limitations of the federal Consolidated Omnibus Reconciliation Act of 1986 (“COBRA”).

b. 401(k) Plan: You shall retain all vested benefits that You have accrued in the Company’s 401(k) Plan through the Termination Date. Your rights with respect to any such vested benefits shall be exclusively governed by the terms and provisions of the applicable 401(k) Plan documents, as they may be amended from time to time, and interpreted by the plan’s administrators. You understand and agree that no additional or accelerated rights or vesting are being conferred as a result of the termination of Your employment or Your execution of this Agreement. This Agreement does not, and is not intended to, grant to You any different or additional rights in connection with Your participation in the 401(k) Plan. You expressly understand and agree that the Company has not made and does not make any representation of any kind or nature whatsoever regarding the past, current or future value of Your benefits, if any, under the 401(k) Plan and You further understand and agree that any claim arising on or before the date on which You execute this Agreement concerning the value of any such benefits is hereby released and waived pursuant to paragraph 10(a) of this Agreement.

c. Stock Options: In accordance with Your Employment Agreement, (i) You shall retain all unexercised stock options, if any, that have been granted to You and which vested on or before the Termination Date, (ii) the stock options granted to You pursuant to Your Employment Agreement with the Company, and any other options granted to You by the Company during Your employment, to the extent they are outstanding and not previously vested, shall vest in full on the Termination Date, and (iii) all such vested stock options shall continue to be exercisable for a period of three (3) years after the Termination Date in accordance with and subject to the terms of the controlling stock option plan(s) and stock option agreement(s). This Agreement is not intended to nor shall amend the terms of the controlling stock option plan(s) and/or stock option agreement(s). You expressly understand and agree that the Company has not made and does not make any representation of any kind or nature whatsoever regarding the past, current or future value of any stock options that may have been granted to You under the stock option plan and You further understand and agree that any claim arising on or before the date on which You execute this Agreement concerning the value of any such stock options is hereby released and waived pursuant to paragraph 10(a) of this Agreement.

5. Return of Company Property.

You represent and agree that You have returned to the Company any and all Company property in Your possession, custody or control, and/or in the possession, custody or control of Your agents or representatives, including all originals and all copies of files, records, documents, computer disks, computer files, contact lists, and all of the Company’s equipment, including telephones, pagers and computers.

6. Confidentiality.

You acknowledge that in the course of Your employment with the Company, You had access to confidential and proprietary information concerning the Company, its operations, its future plans and its method of doing business, including, by way of example, but by no means limited to, highly proprietary information about the Company’s customers, product development, financial matters, marketing, pricing, costs and compensation (hereinafter “Confidential Information”), all of which information You understand and agree would be extremely damaging to the Company if disclosed to a competitor of the Company or any other person or entity. As used herein, the term “competitor” includes, but is not limited to, any person or entity engaged in a business similar to that of the Company or any of its subsidiary or affiliated companies. You understand and agree that such information has been divulged to You in confidence, and that, at all times, You will not disclose or communicate Confidential Information or any other secret or confidential information to anyone, if such information is not publicly available. You further agree to keep the terms and contents of this Agreement completely confidential, except to consult with Your legal, tax or other financial advisors or immediate family members, or as otherwise required by law.

7. Assignment of Rights.

Macrae hereby assigns to the Company all of his rights, title and interest in and to any and all inventions (and all proprietary rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the period of his employment with the Company. Macrae recognizes that this Agreement does not require assignment of any invention demonstrated by him to qualify fully for protection under Section 2870 of the California Labor Code, the text of which is substantially set forth below:

2870. Employment agreements; assignment of rights

i Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(a) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(b) result from any work performed by the employee for the employer.

ii To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Macrae acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of his employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

From time to time, as and when requested by the Company, Macrae will execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such the Company may reasonably deem necessary or desirable to effectuate or evidence the assignment(s) contemplated by this paragraph 7, including, without limitation, executing and delivering to the Company or its designee such further assignments and other instruments, in each case as the Company may reasonably request for such purpose.

8. Further Cooperation.

You agree that You shall cooperate fully with the Company, if so requested, with respect to any internal or external investigation or inquiry as well as any issues, claims or litigation (whether or not currently pending) involving the Company, or any other entity released herein, or any of those entities’ employees, including providing information and assistance and being reasonably available for both pre-trial discovery and trial proceedings at no cost to the Company other than that required under statute. You further agree to participate in any such investigation, inquiry, proceedings or action and to provide truthful and accurate testimony, documents, records and any other information requested. In addition, You agree to meet with attorneys or representatives of the Company, upon reasonable notice, in connection with any such investigation, inquiry, proceedings or action. If, pursuant to the Company’s request, You are required to spend more than an aggregate of three (3) days providing information and assistance to the Company pursuant to this Paragraph, the Company shall compensate You for each additional day spent providing such cooperation at a daily rate of $1,700. In addition, the Company will reimburse to You all reasonably incurred out-of-pocket expenses incurred by You in connection with providing such cooperation.

9. No Lawsuits.

Macrae promises never to file a lawsuit, administrative complaint, or charge of any kind with any court, governmental or administrative agency or arbitrator against the Company or its officers, directors, agents or employees, asserting any claims that are released in this Agreement.

Macrae represents and agrees that, prior to signing this Agreement, he has not filed or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency or arbitrator against the Company or its officers, directors, agents or employees, asserting any claims that are released in this Agreement.

10. Complete Release.

(a) In consideration of the mutual covenants and promises contained herein, subject to the consideration set forth above in Paragraph 1, and subject to the rights and claims reserved in Paragraph 10(c), Macrae hereby knowingly and voluntarily releases, absolves and discharges the Company and, as applicable, its officers, partners, attorneys, agents, officers, administrators, directors, employees, affiliates, representatives, and/or assigns and successors, past and present (collectively, the “Releasees”) from all rights, claims, demands, obligations, damages, losses, causes of action and suits of all kinds and descriptions, legal and equitable, known and unknown, that Macrae may have or ever have had against the Releasees from the beginning of time to the date of execution of this Agreement, including, but not limited to, any such rights, claims, demands, obligations, damages, losses, causes of action and suits arising out of, but not limited to, any right of Macrae or of any person arising under any law, statute, duty, contract, covenant, or order, or any liability for any act of age discrimination or other impermissible form of harassment or discrimination by the Company against Macrae or any other person, as prohibited by any state or federal statute or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. §§ 623 et seq., Massachusetts General Laws Chapter 151B, the California Fair Employment and Housing Act, Cal. Gov’t Code §§ 12940 et seq., the California Workers’ Compensation Act, Cal. Lab. Code §§ 3600 et seq., the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq., and the laws established by the California Department of Labor Standards Enforcement, e.g., Cal. Lab. Code §§ 200-272. This includes, but is not limited to, claims for employment discrimination, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, or any other claims relating to Macrae’s relationship with the Company. The matters that are the subject of the releases referred to in this Paragraph shall be referred to collectively as the “Released Matters.”

(b) Macrae further understands and acknowledges that:

(1) This Agreement constitutes a voluntary waiver of any and all rights and claims he has against the Releasees as of the date of the execution of this Agreement, including rights or claims arising under the Age Discrimination in Employment Act;

(2) He has waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds the payment or remuneration to which he was already entitled;

(3) He is hereby advised that he may consult with an attorney of his choosing concerning this Agreement prior to executing it;

(4) He has been afforded a period of at least 21 days to consider the terms of this Agreement, and in the event he should decide to execute this Agreement in fewer than 21 days, he has done so with the express understanding that he has been given and declined the opportunity to consider this Agreement for a full 21 days; and

(5) He may revoke this subparagraph 10(b) of the Agreement at any time during the seven (7) days following the date of execution of this Agreement by delivering a written notice to Stephen H. Kay, Esq., Gemstar-TV Guide International, Inc., 6922 Hollywood Blvd., 12th Floor, Los Angeles, California 90028, which notice must be delivered within seven (7) calendar days of Your execution of this Agreement. This subparagraph 10(b) of the Agreement shall not become effective or enforceable until such revocation period has expired (the “Effective Date”).

(c) Macrae explicitly reserves all rights to participate in the pending settlement of the action filed in the United States District Court for the Central District of California, titled “In re Gemstar-TV Guide International Securities Litigation,” No. 02-2775, NM (PLAx), and the Company agrees and acknowledges that the Released Matters do not extend to or include the claims that Macrae has made in connection with such settlement. Macrea and the Company further agree and acknowledge that, by virtue of this Agreement, Macrea is not waiving or releasing any rights or claims for indemnification that Macrea may have against the Company whether under Your Employment Agreement or otherwise.

11. Unknown Claims.

Macrae acknowledges that there is a risk that subsequent to the execution of this Agreement, he will incur or suffer damage, loss or injury to persons or property that is in some way caused by or connected with Macrae’s employment or the resignation/termination therefrom, but that is unknown or unanticipated at the time of the execution of this Agreement. Macrae does hereby specifically assume such risk and agrees that this Agreement and the releases contained herein shall and do apply to all unknown or unanticipated results of any and all matters caused by or connected with Macrae’s employment or the resignation/ termination therefrom, as well as those currently known or anticipated. Accordingly, Macrae acknowledges that he has read the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor”

and that he expressly waives, relinquishes and forfeits all rights and benefits accorded by the provisions of California Civil Code Section 1542, and furthermore waives any rights that he might have to invoke said provisions now or in the future with respect to the Released Matters.

12. Ownership Of Claims.

Macrae represents and warrants that no portion of any of the Released Matters and no portion of any recovery or settlement to which Macrae might be entitled has been assigned or transferred to any other person, firm, entity or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Releasees or any of them because of any such purported assignment, subrogation or transfer, Macrae agrees to indemnify and hold harmless the Releasee(s) against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

13. No Representations.

Macrae represents and agrees that no promises, statements or inducements have been made to him which caused him to sign this Agreement other than those expressly stated in this Agreement.

14. Goodwill And Reputation Of The Company.

Macrae agrees that he will refrain from taking actions or making statements, written or oral, which disparage or defame the goodwill or reputation of the Company, and/or its directors, officers, executives and employees or which could adversely affect the morale of other employees of the Company.

15. Non-Admission Of Discrimination Or Wrongdoing.

This Agreement shall not in any way be construed as an admission that the Company or any individual has any liability to or acted wrongfully in any way with respect to Macrae or any other person. The Company specifically denies that it has any liability to or that it has done any wrongful, harassing and/or discriminatory acts against Macrae or any other person on the part of itself, or its officers, employees and/or agents.

16. Successors.

This Agreement shall be binding upon Macrae and upon his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Company and to its heirs, administrators, representatives, executors, successors and assigns.

17. Arbitration.

(a) Any claim or controversy arising out of or relating to this Agreement or any breach thereof between Macrae and the Company shall be submitted to arbitration in Los Angeles County, California, before an experienced employment arbitrator licensed to practice law in California and selected in accordance with the JAMS Employment Arbitration Rules and Procedures, as the exclusive remedy for such claim or controversy. Either party desiring to arbitrate shall give written notice to the other party within a reasonable period of time after the party becomes aware of the need for arbitration. The decision of the arbitrator shall be final and binding. Judgment on any award rendered by such arbitrator may be entered in any court having jurisdiction over the subject matter of the controversy. The prevailing party shall receive an award of costs and expenses related to the arbitration, including attorneys’ fees. The fees and costs of the arbitrator shall be shared equally by the parties.

(b) Should Macrae or the Company institute any legal action or administrative proceeding with respect to any claim waived by this Agreement or pursue any dispute or matter covered by this paragraph by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

18. Severability And Governing Law.

(a) Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

(b) This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of California.

19. Proper Construction.

(a) The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

(b) As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

(c) The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

20. Entire Agreement.

This Agreement constitutes the entire agreement between and among the parties pertaining to the subject matter hereof and the final, complete and exclusive expression of the terms and conditions of their agreement. Any and all prior agreements, representations, negotiations and understandings made by the parties, oral and written, express or implied, are hereby superseded and merged herein, except for those provisions in that certain Employment Agreement dated December 22, 2003, between You and the Company (“Employment Agreement”) which expressly extend or survive beyond the term of that Employment Agreement or Your employment with the Company and which are not expressly and specifically superseded by this Agreement, including, but not limited to, the provisions in that Employment Agreement regarding Antisolicitation and Soliciting Employees.

21. Execution In Counterparts.

This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

Executed at                         ,                 , this              day of                     , 2005.

Doug Macrae

Doug Macrae

Executed at                         , California, this                  day of             , 2005.

Gemstar-TV Guide International, Inc.

By:
Its: